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As filed with the Securities and Exchange Commission on December 21, 2004

REGISTRATION NO. 333-114184

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	06-1047163 (I.R.S. Employer Identification Number)
500 Kendall Street, Cambridge, Massachusetts 02142 (Address of Principal Executive Offices)

Options assumed by Genzyme Corporation in connection with
the merger of a wholly-owned subsidiary of Genzyme Corporation with ILEX Oncology, Inc., originally granted under
ILEX Oncology, Inc. 1995 Stock Option Plan
ILEX Oncology, Inc. Second Amended and Restated 1996 Non-Employee Director Stock Option Plan
ILEX Oncology, Inc. 2000 Employee Stock Compensation Plan
ILEX Oncology, Inc. 2001 U.K. Employee Stock Compensation Plan
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
(Name and address of agent for service)
(617) 252-7500
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
 PAUL KINSELLA
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Genzyme Corporation common stock, par value $0.01 per share (1)	1,736,702(2)	n/a	n/a	(3)

(1)
Also includes associated purchase rights that currently are evidenced by certificates for shares of Genzyme common stock and automatically trade with such shares.

(2)
Plus, pursuant to Rule 416(a) under the Securities Act, such additional number of shares of Genzyme common stock as may be issued upon a stock split, stock dividend, or similar transaction.

(3)
Fee previously paid. Please see "Introductory Statement" below.

Introductory Statement

        Genzyme Corporation, a Massachusetts corporation (the "Registrant") hereby amends its Registration Statement on Form S-4 (File No. 333-114184), declared effective on May 28, 2004 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 (this "Post-Effective Amendment"), which relates to the registration of 1,736,702 shares of the Registrant's common stock, $0.01 par value per share ("Genzyme common stock"), issuable upon exercise of options. Such options originally were issued by ILEX Oncology, Inc., a Delaware corporation ("ILEX"), under its 1995 Stock Option Plan, Second Amended and Restated 1996 Non-Employee Director Stock Option Plan, 2000 Employee Stock Compensation Plan and 2001 UK Employee Stock Compensation Plan (collectively, the "ILEX Plans"). The options outstanding under the ILEX Plans (the "Assumed Options") were assumed by the Registrant pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 26, 2004, by and among the Registrant, GLBC Corp., GLBC LLC and ILEX.

        Pursuant to the Merger Agreement, GLBC Corp., a wholly owned subsidiary of the Registrant, merged with and into ILEX (the "First Merger"), and the surviving corporation subsequently merged with and into GLBC LLC, a wholly owned subsidiary of the Registrant. Under the terms of the Merger Agreement, each Assumed Option was assumed by the Registrant and became exercisable for that number of shares of the Registrant's common stock equal to the number of shares of ILEX common stock that were issuable upon exercise of the option immediately prior to the First Merger multiplied by 0.4682 rounded down to the nearest whole number, and the per share exercise price was adjusted to equal the exercise price for which the option was exercisable immediately prior to the First Merger divided by 0.4682, rounded up to the nearest whole cent.

        The Registrant registered 24,042,744 shares of Genzyme common stock on the Form S-4. At the effective time of the First Merger, outstanding shares of ILEX common stock converted into approximately 18,457,800 shares of Genzyme common stock. This Post-Effective Amendment relates to, and only to, the 1,736,702 shares of Genzyme common stock into which the Assumed Options are exercisable.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information specified in Item 1 and Item 2 of Part I of Form S-8 is not filed as part of this Post-Effective Amendment in accordance with the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents that we filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  (a)
  the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004;

  (b)
  the Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, filed on May 7, 2004, August 2, 2004 and November 9, 2004, respectively.

  (c)
  the Registrant's Current Reports on Form 8-K filed on February 27, 2004, April 8, 2004, May 28, 2004, June 18, 2004, July 1, 2004, August 17, 2004, November 4, 2004 and December 21, 2004; and

  (d)
  the description of the Registrant's common stock contained in the Registrant's registration statement on Form 8-A/A filed on May 28, 2004, including any further amendment or report filed hereafter for the purpose of updating such description.

        All documents filed after the date of this registration statement by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all shares of Genzyme common stock offered hereunder have been sold or which deregisters all shares of Genzyme common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the "MBCA") provides that a corporation may, in its articles of organization, eliminate or limit a director's personal liability to the corporation and its shareholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) improper distributions, and (iv) transactions from which the director derived an improper personal benefit. Section VI.C.5. of the Registrant's Articles of Organization provides that no director shall be liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined.

        Section 8.51 of the MBCA permits the Registrant to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was (a) in the best interests of the corporation or (b) at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also permits the Registrant to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits the Registrant to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.

        Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow the Registrant to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual's financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).

        The MBCA allows a corporation to obligate itself (1) to indemnify a director or officer and (2) to provide advancement of expenses to such an individual. Such a commitment may be made in the corporation's charter or bylaws or in a resolution adopted, or a contract approved, by the board of directors or the shareholders. Article VI of the Registrant's by-laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law, and may indemnify such other employees as identified by the Board of Directors. In addition, the Registrant has in place agreements with directors and officers that affirm this obligation to indemnify such individuals to the fullest extent permitted by law and also contractually commit the Registrant to provide advancement of expenses to the fullest extent permitted by law. These indemnification agreements also contain procedural provisions as well as protections in the event of a change of control.

        Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation's charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

        In addition to covering directors and officers of the Registrant if they become parties to legal proceedings when acting in such capacities, the Registrant's by-laws and indemnification agreements, as permitted by the MBCA, also cover such individuals when serving at the Registrant's request for another entity, specifically, as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the request of the Registrant if the individual's duties to the Registrant also impose duties on, or otherwise involve services by, the director or officer to the plan or to the participants in or beneficiaries of the plan.

        The Registrant maintains directors' and officers' liability insurance which may protect the Registrant's directors and officers against costs and liabilities imposed upon them in their roles with the Registrant, including in circumstances under which indemnification would not be permitted under the MBCA.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
*4.1	Restated Articles of Organization of Genzyme Corporation, as amended. Filed as Exhibit 3.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.1 to Genzyme's Form 8-K, dated July 1, 2004.
*4.3	Fourth Amended and Restated Renewed Rights Agreement dated May 28, 2004, between Genzyme and American Stock Transfer & Trust Company as Rights Agent. Filed as Exhibit 4.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.4	Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee, including the form of Note. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.5	First Supplemental Indenture, dated as of May 28, 2004, to Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on June 18, 2004.
*4.6	Registration Rights Agreement dated as of December 9, 2003, by and among Genzyme and UBS Securities LLC, Credit Suisse First Boston LLC, and Lehman Brothers Inc. Filed as Exhibit 10.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.7	Securities Purchase Agreement, dated as of April 17, 2001, and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
5	Opinion of Ropes & Gray LLP. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5 hereto).
24	Power of Attorney. Included on the signature page of the initial filing of this Registration Statement.
*
Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, or 8-A of Genzyme Corporation were filed under Commission File No. 0-14680.

Item 9. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 21st day of December, 2004.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Executive Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 has been signed below by the following persons in the capacities indicated on December 21, 2004:

Signature	Title

* Henri A. Termeer	Chairman of the Board, Principal Executive Officer
* Michael S. Wyzga	Principal Financial and Accounting Officer
* Constantine E. Anagnostopoulos	Director
* Douglas A. Berthiaume	Director
* Henry E. Blair	Director
* Gail K. Boudreaux	Director
* Robert J. Carpenter	Director
* Charles L. Cooney	Director
* Victor J. Dzau	Director
* Connie Mack III	Director
*By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
*4.1	Restated Articles of Organization of Genzyme Corporation, as amended. Filed as Exhibit 3.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.1 to Genzyme's Form 8-K, dated July 1, 2004.
*4.3	Fourth Amended and Restated Renewed Rights Agreement dated May 28, 2004, between Genzyme and American Stock Transfer & Trust Company as Rights Agent. Filed as Exhibit 4.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.4	Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee, including the form of Note. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.5	First Supplemental Indenture, dated as of May 28, 2004, to Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on June 18, 2004.
*4.6	Registration Rights Agreement dated as of December 9, 2003, by and among Genzyme and UBS Securities LLC, Credit Suisse First Boston LLC, and Lehman Brothers Inc. Filed as Exhibit 10.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.7	Securities Purchase Agreement, dated as of April 17, 2001, and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
5	Opinion of Ropes & Gray LLP. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5 hereto).
24	Power of Attorney. Included on the signature page of the initial filing of this Registration Statement.
*
Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, or 8-A of Genzyme Corporation were filed under Commission File No. 0-14680.

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Introductory Statement
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX